Exhibit 5.1

March 27, 2025

Tenon Medical, Inc.

104 Cooper Ct.

Los Gatos, CA 95032

Ladies and Gentlemen:

We have acted as counsel to Tenon Medical, Inc., a Delaware corporation (the “Company”), in connection with the issuance in a registered direct offering of 615,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 656,500 shares of Common Stock (the “Pre-Funded Warrants Shares”). The Shares and Pre-Funded Warrants Shares are included in a registration statement on Form S-3 (File No. 333-271648) (the “Registration Statement”) filed on May 4, 2023 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was as amended on May 16, 2023 and declared effective by the Commission on May 17, 2023, a base prospectus included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), as supplemented by the prospectus supplement dated March 25, 2025 pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares and Pre-Funded Warrants are being issued pursuant to a securities purchase agreement, dated March 25, 2025, by and between the Company and the purchasers named on the signature pages therein (the “Securities Purchase Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Second Amended and Restated Certificate of Incorporation as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of Securities Purchase Agreement; (v) the form of Placement Agency Agreement, (vi) the form of Pre-Funded Warrant, and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Shares, when issued against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock;

2.	The Pre-Funded Warrants, when issued against payment therefor, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (i) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (ii) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses; and

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3.	The Pre-Funded Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, sold and delivered by the Company pursuant to the exercise of the Pre-Funded Warrants against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and, with respect to the enforceability of the Pre-Funded Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

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